Exhibit 10.1

8360 E. Raintree Dr. #230 Scottsdale, AZ 85260

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective July 01, 2022 (the “Effective Date”) by and between Zoned Properties, Inc., a Nevada corporation (the “Company”), and Berekk Blackwell, an individual residing in the State of Arizona (“Employee”).

Recital

WHEREAS, the Company desires to retain the employment of Employee and Employee desires to be employed by the Company, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

1. Employment. Upon the terms and subject to the conditions set forth herein, Employer hereby agrees to offer the employment of Employee and Employee agrees to accept his/her employment with Employer during the Term (defined hereinafter) as Employer’s [President and Chief Operating Officer].

2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall, unless sooner terminated or extended, terminate on the first (1st) anniversary of the Effective Date (the “Expiration Date”), as same may be extended by the parties in consistent the provision of Section 7. c) hereof.

3. Compensation and Benefits.

a. As compensation for the services rendered to the Company agrees to compensate Employee in an amount equal to $150,000.00 annually (the “Salary”) for his services, payable bi-weekly or as is otherwise consistent with the Company’s ordinary payroll policies throughout the Term, from which shall be withheld applicable state and federal income taxes, and such other and similar payroll taxes and charges (including deductions for various benefits) as may be required or appropriate under applicable law. The Salary shall be reviewed by the Company’s Executive Management (the “Executive Management”) and/or the Company’s Board of Directions (the “Board”) on or prior to each anniversary of the Effective Date and any increases to the Salary shall be commensurate with an increase in Employee’s experience and commensurate with the Company’s growth. The Company may also award Employee with various bonus payables, determined from time to time at the discretion of the Company’s Executive Management in either cash and/or equity for the associated period.

b. The Employee will participate in all Company compensation or incentive programs extended to Executive Management (including C-suite) generally at levels commensurate with Employee’s position.

c. The Employee shall be entitled to participate in all employee and executive benefit plans of the Company including, but not limited to, equity, profit sharing, 401(k), medical, dental and vision coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees and/or Executive Management at a level commensurate with his position subject to satisfying the applicable eligibility requirements.

d. Upon submittal of appropriate documentation, the Employee is entitled to reimbursement in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties.

8360 E. Raintree Dr. #230 Scottsdale, AZ 85260

4. Duties; Responsibilities. During the term of this Agreement, Employee will serve as the Company’s President and Chief Operating Officer and shall perform tasks and have the rights, powers and obligations normally associated with that role. Employee shall provide the services as set forth in the Position Description attached hereto. Employee agrees to perform such tasks as reasonably requested.

5. Extent of Services. Employee may perform services for any external organizations and volunteer with any charitable organizations provided that such services do not prevent Employee from performing his tasks and obligations under this Agreement.

6. Expenses. Employee may incur reasonable expenses on behalf of and to enact business for the Company, including reasonable expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures.

7. Term. This agreement shall be effect for a period commencing on the Effective Date for a period of TWELVE (12) months (the “Guaranteed Term”). During the Guaranteed Term, neither party may terminate this Agreement, except for “Cause” (as defined below).

For purposes herein, “Cause”, with respect to Employee, means:

(i)	a material violation of any material written rule or policy of the Company applicable to Employee and which the Employee fails to correct within 10 days after the Employee receives written notice from the Company;

(ii)	misconduct by the Employee to the material and demonstrable detriment of the Company;

(iii)	the Employee’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony; or

(iv)	the Employee’s material failure to perform Employee’s obligations and fulfill Employee’s covenants and agreements as described in this Agreement, after written notice from the Company to the Employee of the specific nature of such material failure and the Employee’s failure to cure such material failure within 10 days following receipt of such notice.

For purposes herein, “Cause”, with respect to the Company, means Company’s material failure to perform the Company’s obligations and fulfill the Company’s covenants and agreements as described in this Agreement, after written notice from the Employee to the Company of the specific nature of such material failure and the Company’s failure to cure such material failure within 10 days following receipt of such notice.

In the event of termination of this Agreement by Employee due to Cause with respect to the Company, all of the parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination.

After the Guaranteed Term expires, this Agreement shall continue to be in full force and effect, unaffected by the expiration, except that either party may terminate the Agreement for any reason upon 30 days’ written notice to the other party. The Guaranteed Term and remaining term of this Agreement is referred to as the “Term”. The Company warrants that they will provide their commercially reasonable efforts in supporting Employee in the performance of his/her duties and obligations.

8360 E. Raintree Dr. #230 Scottsdale, AZ 85260

8. Restrictive Covenants.

a) Customer Restriction. For so long as the Employee is employed by the Company, Employee covenants and agrees that Employee shall not, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer any products or services which are the same as or are sold in competition with those offered by Company, its related parties, subsidiaries or affiliates, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Company its related parties, subsidiaries or affiliates.

b) Non-Raid. For so long as the Employee is employed by Company, Employee covenants and agrees that Employee shall not, working alone or in conjunction with one or more other persons or entities, for compensation or not, directly or indirectly recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of Company or any of its related parties, subsidiaries or affiliates, to terminate their employment with, or otherwise cease their relationship with, Company or any of its related parties, subsidiaries or affiliates.

9. RESERVED.

10. Employee Not Restricted by Other Agreement. Employee hereby expressly represents, warrants, and covenants to the Company that Employee is not bound, in any manner, by any agreement, whether written or oral, which would restrict Employee from performing any duties or obligations under this Agreement.

11. Superseding Agreement. Employee and the Company agree that this agreement will supersede any other employment agreement(s) existing or already in place.

12. Indemnification. Employer shall hold harmless, defend, and indemnify Employee from all claims, demands, or causes of action brought, at any time, against Employee as a result of any of the following circumstances: (a) Employee’s providing services to Employer; (b) any action or inaction arising from or relating to Employee’s position as an Officer of Employer; or (c) any action taken or which should have been taken in the course and scope of Employee’s employment with Employer, or which arose from or related to such employment, including all costs for any judgment, settlement, attorney fees, legal defense, and other expenses related to same; provided, however, that such indemnification obligations provided herein shall not extend to any events which constitute willful misconduct, fraud or gross negligence.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties and there are no covenants, conditions, representations, or agreements, oral or written, or any nature whatsoever, other than those herein continued.

14. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties.

8360 E. Raintree Dr. #230 Scottsdale, AZ 85260

15. Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way be deemed or considered a waiver of any other term, condition, clause, or provision of this Agreement.

16. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement.

17. Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by electronic mail (with hard copy to follow); (b) one (1) day after being sent by reputable overnight express courier (charges prepaid); or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands, and communications to the parties shall be sent to the addresses indicated below:

If to the Company:	Zoned Properties, Inc.
8360 E. Raintree Drive #230.
Scottsdale, AZ 85260

And, if to Employee:	Berekk Blackwell
8360 E. Raintree Drive #230.
Scottsdale, AZ 85260

18. Additional Documents. The parties hereto agree to execute any and all additional papers and documents reasonably necessary or appropriate to effectuate the terms of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state.

20. Dispute Resolution Process. This Section 20 shall govern any dispute, controversy, or claim related to, connected with, or arising out of this Agreement, including any question regarding its existence, validity, or termination, as well as any challenge to the tribunal’s jurisdiction. If such a dispute arises, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation upon terms agreed upon by the parties. If the parties cannot agree on mediation terms, then the mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If a party fails to respond to a written request for mediation within 30 days after service or fails to participate in any scheduled mediation conference, that party shall be deemed to have waived its right to mediate the issues in dispute. If the mediation does not result in settlement of the dispute within 30 days after the initial mediation conference, or if a party has waived its right to mediate any issues in dispute, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except as may be otherwise provided herein, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.”

8360 E. Raintree Dr. #230 Scottsdale, AZ 85260

Claims shall be heard by a single arbitrator. If the parties are unable to agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the American Arbitration Association rules. The place of arbitration shall be Maricopa County, Arizona. The arbitration shall be governed by the laws of the State of Arizona. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The successful party shall be awarded the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), as determined by the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 20 by bringing suit in any court of competent jurisdiction. The parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. This Section 20 shall survive the termination or cancellation of this Agreement. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

21. Attorneys’ Fees and Costs If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing party, which costs can include the reasonable costs of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Employer:		Employee:

Zoned Properties, Inc.		Berekk Blackwell

By	/s/ Bryan McLaren	By	/s/ Berekk Blackwell
	Bryan McLaren		Berekk Blackwell
Chief Executive Officer